EXHIBIT 6.1

Agreement made as of the 25 day of October, 1999, by and between the National Association of Junior Golfers (NAJG), a Florida not-for-profit corporation, with the principal offices at 11891 U.S. Highway One, Suite 101, North Palm Beach, Florida, and Gifts of Learning Foundation, Inc., a Florida corporation, doing business as Kids Golf, with offices at PO Box 30098, Palm Beach Gardens, Florida ("licensee").

Term and Termination

The term of this agreement shall be for three (3) years from the signing date of this agreement.

Grant of License

The NAJG hereby grants to Licensee the following:

o        Use of the "National Association of Junior Golfers" name and trademark
o        Use of the NAJG logo and the letters "NAJG"
o Endorsement quote(s) from the NAJG, including, but not limited to, a press release issued by NAJG announcing this agreement
o One-time free usage and fulfillment of NAJG mailing list (at NAJG's expense), including endorsement letter from NAJG
o Free access to the NAJG mailing list (fulfillment at licensee's expense)
o        Exposure through NAJG and partner publications
o        Inclusion of Licensee's promotional material in NAJG member mailings
o Exposure through the NAJG website, including, but not limited to, posting of national competition results, articles about the competition, and a link to the licensee's website
o        Booth space at NAJG conferences and seminars

License Fee

The license fee for the first year of this agreement shall be $10,000 and payable upon execution of this agreement. The license fee for the second year of this agreement shall be $12,500 and payable upon the one year anniversary of the execution of this agreement. The license file for the third year of this agreement shall be $15,000 and payable upon the two year anniversary of the execution of this agreement.

Non Compete Agreement

The NAJG will not endorse any other junior golf skills challenge comparable to or similar in any respect to the activities of the licensee. This includes but is not limited to, the Golf Channel's "Drive, Chip & Putt" and NBC's Golf Skills Challenge.

Indemnities

Licensee will at all times indemnify and hold NAJG, its officers, directors and employees harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable

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counsel frees, arising out of any breach or alleged breach by licensee of any representation, warranty or undertaking made herein, provided that NAJG shall give prompt written notice, cooperation and assistance to licensee relative to any such claim or suit and provided further that no settlement of any such claim or suit shall be made without the prior written consent of NAJG, except that licensee reserves all rights to settle on behalf of licensee any and/or all claims on behalf of licensee without prior consent of NAJG, provided that such settlement shall not be binding on NAJG.

NAJG will at all times hold licensee, its officers, directors and employees harmless from and against any and all claims, damage, liabilities, costs and expenses, including reasonable counsel fees, arising out of any breach or alleged breach by NAJG of any representation, warranty or undertaking made herein, provided licensee shall give prompt written notice, cooperation and assistance to NAJG relative to any such claim or suit, and provided further that NAJG shall have the option to undertake and conduct the defense and/or settlement of any such claim or suit so brought and that no settlement of any such claim or sit is made without the prior written consent of NAJG.

Entire Agreement

This document constitutes the entire agreement between the parties. No agreements between the parties are binding on them unless incorporated in a writing signed by both parties. This agreement may be modified only in a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Gifts of Learning Foundation, Inc.          National Association of Junior
                                            Golfers, Inc.

By:          [ILLEGIBLE]                    By: /S/ TIM GEDDIS
   -------------------------------             -------------------------------
Name:        [ILLEGIBLE]                    Name: Tim Geddis
     -----------------------------               -----------------------------
Title: President / CEO                      Title: Executive Director
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